Exhibit 99.1

For Immediate Release

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES THIRD QUARTER RESULTS OF
OPERATIONS AND CONFIRMS FINAL TERMS OF PUT TRANSACTION FOR ACQUISITION OF
MINORITY INTEREST OF CONSTRUCTION SUBSIDIARY

Houston, TX – November 12, 2004. Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today announced results of operations for the third quarter and nine months ended September 30, 2004. Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. (“SHH” or the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania.

For the third quarter, the Company reported consolidated revenues of $45.7 million, up 10% compared with $41.4 million in the third quarter of the prior year, reflecting a 10% increase in Construction Segment revenues and a 15% increase in sales by the Distribution Segment. Despite the higher revenues, however, the Construction Segment reported lower profits than in the third quarter last year, as expected, due to a lower average margin on contracts in progress during the current year period.

Pre-tax income (after minority interest) was $1.1 million compared with $2.4 million last year, as a result of the lower Construction Segment margins and higher overheads. Net income for the third quarter was $716,000, or $.10 per diluted share, compared with last year’s $2.3 million, or $.34 per diluted share. Consolidated EBITDA, net of minority interest, was $2.8 million compared with $4.1 million last year.

For the first nine months of the year, the Company reported consolidated revenues of $113 million, a decrease of 15% compared with the prior year period. Pre-tax income (after minority interest) was $4.0 million, compared with $6.6 million for the same period last year, due to lower comparative profits in the first and third quarters. Net income for the first nine months was $2.6 million, or $.37 per diluted share, compared with $5.1 million, or $.80 per diluted share in the same period last year. Consolidated EBITDA, net of minority interest, was $8.7 million for the year-to-date compared with $12.0 million last year.

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Sterling Construction Company, Inc. November 12, 2004	Page 2

Commenting on the results, Joseph Harper, the Company’s President, said that the lower revenues and profits for the first nine months compared with the prior year were expected and had been factored into management’s previous guidance. Despite third quarter profits being lower than last year’s level, the year-to-date pre-tax income (after minority interest) of $4.0 million has already exceeded management’s full-year guidance level of $3.5 million. With year-to-date EBITDA, net of minority interest, of $8.7 million and a profitable fourth quarter currently expected, management is confident that the Company will exceed the EBITDA guidance level of $10 million for the full year.

Mr. Harper went on to say that the Construction Segment has seen a significant increase in the value of new contract awards in the second and third quarters of this year, leading to a record backlog level which at the end of the third quarter was 80% higher than at the same time last year. He said that this gives management confidence that 2005, barring the unforeseen, should be a year of top and bottom line growth.

Maarten Hemsley, Chief Financial Officer, reported that the Company has agreed the final price of the Put for the acquisition of the 19.9% of the shares of SHH that it does not already own. The price of approximately $15.0 million will be satisfied by cash payments of approximately $2.4 million, the issuance of five-year amortizing notes for approximately $6.4 million, and the issuance of approximately 1,569,000 shares of the Company’s common stock. The acquisition of the SHH shares will be completed by the first quarter of fiscal 2005; when the Put transaction is completed, certain other debt will become due for payment, as part of which approximately 225,000 additional shares of the Company’s common stock will be issued.

Mr. Hemsley also noted that the Company’s substantial tax loss carryforwards mean that most of its profits are currently sheltered from federal income taxes. To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, shareholders and prospective shareholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5%, as such an accumulation under current tax laws could adversely affect the use of the tax losses. The issuance of the approximately 1,794,000 shares in relation to the Put and debt payments will not adversely affect the Company’s tax loss carryforwards.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

(See Accompanying Table)

Sterling Construction Company, Inc. November 12, 2004	Page 3

STERLING CONSTRUCTION COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

			Nine	Nine
	Three months	Three months	months	months
	Ended	Ended	Ended	Ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
Contract revenues	$40,221	$36,630	$95,161	$116,167
Sales	5,453	4,746	17,565	16,218

	$45,674	$41,376	$112,726	$132,385

Cost of contract revenues earned	36,323	31,501	83,970	102,730
Cost of goods sold, including occupancy, buying and warehouse expenses	4,710	4,072	15,013	13,836
Selling and administrative expenses	2,816	2,470	7,681	6,238
Interest expense, net of interest income	487	444	1,225	1,736

	44,336	38,487	107,889	124,540

Income before minority interest and income taxes	1,338	2,889	4,837	7,845
Minority interest in net earnings of subsidiary	253	454	862	1,224

Income before taxes	1,085	2,435	3,975	6,621
Income tax expense	369	143	1,368	1,561

Net income	$716	$2,292	$2,607	$5,060

Basic and diluted net income per share:
Basic	$0.13	$0.45	$0.49	$1.00
Diluted	$0.10	$0.34	$0.36	$0.80
Weighted average number of shares outstanding used in computing basic and diluted per share amounts:
Basic	5,343,508	5,073,349	5,274,730	5,070,084
Diluted	7,127,758	6,712,633	7,158,697	6,308,516

Contact:
Sterling Construction Company, Inc., Houston Maarten Hemsley, 781-934-2219 or Joseph Harper, 281-821-9091	Investor Relations Counsel The Equity Group Inc. Linda Latman 212-836-9609

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